Exhibit 10.73

Waiver and Modification under Employment Agreement

     This waiver and modification, dated March 2, 2005, is made by Michael Searles (the “Executive”) with respect to his Employment Agreement (the “Employment Agreement”) dated November 22, 2004 with Wilsons The Leather Experts Inc. (the “Company”).

RECITALS

     1. Section 4(c) of the Employment Agreement provides that for each Plan Year during which Executive is employed, Executive’s target award under the Company’s Incentive Plan that is then in effect shall be 100% of Executive’s base salary.

     2. The Incentive Plan in effect on the date of the Employment Agreement was the Company’s Executive and Key Management Incentive Plan effective May 26, 1996 (the “1996 Incentive Plan”).

     3. Executive has recommended the adoption of a Corporate Leadership Team Incentive Plan (the “2005 Incentive Plan”) to replace the Executive and Key Management Incentive Plan. Because the 2005 Incentive Plan may provide greater incentives to the Company’s associates than the 1996 Plan, may result in larger overall payments by the Company to the Company’s associates than the 1996 Incentive Plan and may provide larger payments to the Executive in certain circumstances than the 1996 Incentive Plan, Executive is willing to waive his rights to a target award under the 2005 Incentive Plan of 100% of Executive’s base salary.

Waiver and Modification

     NOW, THEREFORE, in order to induce the Company to adopt the 2005 Incentive Plan and in consideration of the additional benefits Executive and other associates of the Company may receive under the 2005 Incentive Plan because of the differences in incentives to him and other associates under the 2005 Incentive Plan, Executive, intending to be legally bound, agrees as follows:

     1. Executive agrees that the 1996 Incentive Plan shall be replaced by the 2005 Incentive Plan upon adoption by the Company, as recommended by Executive, and the Executive shall not be entitled to any payment under the 1996 Incentive Plan.

     2. Executive waives any rights that he would otherwise have under Section 4(c) or any other provision of the Employment Agreement to a target award of 100% of Executive’s base salary under the 2005 Incentive Plan, provided that Executive’s target award under the 2005 Incentive Plan shall be at least 75% of Executive’s base salary, and the maximum incentive opportunity of Executive under the 2005 Incentive Plan, including distributions from the Incentive Pool thereunder, shall be 200% of Executive’s base salary.

     3. Executive understands and agrees that notwithstanding anything stated in Section 4(c) or any other provision of the Employment Agreement or anything stated in this Waiver and Modification, Executive shall not be entitled to any payment under the 2005 Incentive Plan other than in accordance with the terms of the 2005 Incentive Plan and that, under the provisions of the 2005 Incentive Plan, 40% of the basic incentive award payment to which Executive is otherwise entitled under the 2005 Incentive Plan is at risk pursuant to the terms of the 2005 Incentive Plan and is dependent upon the achievement of annual individual performance measures established by the Compensation Committee.

     4. This Waiver and Modification is a continuing waiver given in accordance with Section 14(f) of the Employment Agreement.

     IN WITNESS WHEREOF, Executive has executed this Waiver and Modification as of the date set forth in the first paragraph of this Agreement.

/s/ Michael Searles
Michael Searles

Agreed and accepted as of the date
first above written to induce the
Company to adopt the 2005 Incentive
Plan.

WILSONS THE LEATHER EXPERTS INC.
By:	/s/ Betty A. Goff
Its: Vice President, Human Resources

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